EXHIBIT 99.1

For Immediate Release:	May 14, 2024
Home BancShares, Inc. Announces Adjustments to Management Team: Poised for the Future

Conway, AR – Home BancShares, Inc. (NYSE: HOMB) (“Home” or “the Company”), and its wholly-owned subsidiary, Centennial Bank (“Centennial”), while celebrating twenty-five years as a bank, announce some adjustments to the management team, as they look towards the future.
Stephen Tipton will assume the position of Chief Executive Officer of Centennial Bank, having served as Chief Operating Officer since 2015.
In addition to the role of Chief Lending Officer, Kevin Hester has been named as President of Home BancShares and President of Centennial Bank. Hester has served as the Company’s senior lender since the Company began twenty-five years ago.
John Allison will remain as Executive Chairman & Chief Executive Officer of Home BancShares, and Tracy French will remain as Chairman of Centennial Bank, with a focus on special projects, having previously served as President and Chief Executive Officer.
“I would like to thank the Boards of Directors of Home BancShares and Centennial Bank for the opportunity to serve as Chief Executive Officer of Centennial Bank. Over the past 18 years, I have been blessed to work closely with Tracy French and John Allison, as our bank has transformed into one of the premier financial institutions in the United States. I am honored to work alongside our leadership team and nearly 2,700 associates as we continue our mission of consistently exceeding the expectations of our customers and shareholders while enriching the communities we serve,” said Stephen Tipton, Chief Executive Officer of Centennial Bank.
“It is an honor to be named President of Home BancShares and Centennial Bank, in addition to continuing my role as Chief Lending Officer. As a founding employee, I am very proud of all that we have accomplished over the last 25 years, and look forward to continuing to build on our reputation as one of the best banks in America,” said Kevin Hester, President of Home BancShares and Centennial Bank.
“Home BancShares and Centennial Bank are blessed with a deep bench in terms of talent and experience of the management team. I view this shift as an opportunity to effectively utilize the depth of our management team in a way that sets us up for the future. This group spans four decades and embodies over 130 years of banking experience and has worked together for many years and will continue to work together each day to ensure that Centennial Bank remains one of the best banks in America. Congratulations to both Stephen and Kevin, and I look forward to working with you both for many more years to come,” said John Allison, Chairman of Home BancShares.

“I’ve had the good fortune of working with this management team for over twenty years and am very proud of the accomplishments we have made. I look forward to the future and continuing my work with this talented team and outstanding bankers at Centennial Bank. I think these strategic steps will allow us to continue to grow and focus on our core strengths that have made us one of the top performing banks in America,” said Tracy French, Chairman of Centennial Bank.

Stephen Tipton was appointed to serve as the Chief Operating Officer of Centennial Bank in 2015. He previously served as Regional Vice President of Centennial Bank. He began his banking career in 2005 and joined Centennial Bank in 2006. Prior to becoming Regional Vice President, Tipton served as Director of Credit Risk Management and as a Commercial Lender. Tipton also has a vast array of experience in retail, business development, lending and acquisitions and is a graduate of the University of Arkansas at Fayetteville with a bachelor of science in business administration.

Kevin Hester joined Centennial Bank (formerly First State Bank) in 1998 as Executive Vice President of Lending and became Chief Lending Officer of Centennial Bank in 2010. He has more than 35 years of banking experience. Hester is a graduate of the University of Central Arkansas with a bachelors’ degree in accounting and is an honor graduate of the National Commercial Lending School in Norman, Oklahoma. He is also a board member of Centennial Bank.

Branches
The Company currently has 76 branches in Arkansas, 78 branches in Florida, 58 branches in Texas, 5 branches in Alabama and one branch in New York City.
About Home BancShares
Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Its wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, Texas, South Alabama and New York City. The Company’s common stock is traded through the New York Stock Exchange under the symbol “HOMB.” The Company was founded in 1998. Visit www.homebancshares.com or www.my100bank.com for more information.

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FOR MORE INFORMATION CONTACT:
Donna Townsell
Director of Investor Relations
Home BancShares, Inc.
(501) 328-4625